Xenetic Biosciences, Inc. Ledgemont Research Ctr Hayden Avenue Lexington, MA 02421 United States t 781-778-7722 e info@xeneticbio.com

November 18, 2016 Dr. Edward J. Benz

20 Beacon Street, Unit 4

Boston, MA 02108

Re: Board of Directors Appointment Dear Ed:

This Letter Agreement (the “Agreement”) is to confirm the terms of your proposed appointment on November 18 2016 (the “Effective Date”) as a non-employee Director of Xenetic Biosciences, Inc. (the “Company”).

Overall, in terms of time commitment, we expect your attendance at all the Board meetings and meetings of such committees of the Board that you will be appointed to (as applicable). In addition, you will be expected to devote appropriate preparation time ahead of each meeting. By accepting this appointment, you have confirmed that you are able to allocate sufficient time to meet the expectations of this position.

1.  Consideration. For and in consideration of the services to be performed by you, the Company agrees to compensate you as follows:

1.1	Director Fee. A director fee equal to $50,000 (Fifty Thousand U.S. Dollars) per annum, payable quarterly in arrears (the “Board Meeting Fee”) will be the cash compensation for your role as a director, as well as any of our board committees, as chair or as a member, you may participate.

1.2	Stock Option. Subject to all approvals required by law, the Company will grant you, pursuant to an equity incentive plan or such other plan to be adopted by the Company (the "Plan") and upon such terms and conditions as determined by the Compensation Committee or the Board (as applicable), an option to purchase 25,000 shares of common stock of the Company at a strike price determined by the closing price of the common stock on the date of your appointment (the “Initial Grant”). This option shall be exercisable as provided herein and shall vest quarterly over twelve months so long as you are a member of our board of directors. An additional option shall be granted for service each year as determined by the board of directors upon recommendation of the compensation committee.

If your board service is terminated or ends for any reason, all granted Options that have not vested - shall be forfeited, and any Options that have vested, but have not been exercised, may be exercisable by you any time within three (3) months of the termination of your board position (the “Termination Exercise Period”). Any Options that are not exercised within the Termination Exercise Period, shall expire immediately.

1.2. Term of Options. All Options, if and to the extent vested according to Section 1.2   above, shall be in effect for a period of 10 years commencing immediately after the vesting of all Options granted to you under this letter of appointment, and shall expire immediately thereafter, unless terminated sooner as provided in Section 1.2. Without derogating from the aforesaid, if the Plan that shall be approved by the Company shall include additional provisions related to expiration of Options, such provisions shall also apply with respect to all Options granted to you under this letter of appointment.

1.2.1        Vesting. All Options granted to you shall vest as provided in Section 1.2.

1.2.2        Price. The exercise price of the Options shall be equal to the Company’s closing stock price on the date of your appointment.

1.2.3       General. All options granted to you shall be in effect subject to your continuous service as a Director and subject to the terms and conditions of the Company’s Stock Option Plan (the “Plan”), including such terms related to vesting and expiration, and subject to such terms and conditions as will be approved by the Company, at its sole discretion. In case of contradiction between the provisions of this letter of appointment and the provisions of the Plan, the provisions of the Plan shall supersede.

1.2.4        Certain Representations. You represent and agree that you are accepting the option to purchase shares of common stock being issued to you pursuant to this Agreement for your own account and not with a view to or for sale of distribution thereof. You understand that the securities are restricted securities and you understand the meaning of the term “restricted securities.” You further represent that you were not solicited by publication of any advertisement in connection with the receipt of the shares and that you have consulted tax counsel as needed regarding the shares.

1.3           Company agrees to reimburse you for out-of-pocket expenses incurred by you in connection with your service (including out-of-pocket expenses, transportation, and airfare on company business, provided that such expenses are against original and valid receipts (the “Expenses”).

1.4            Payment of the Expenses, as applicable, shall be made against your itemized invoice following the receipt of the relevant invoice, which invoice shall be submitted to the Company within seven (7) days of the end of each calendar month during the term of this letter of appointment.

1.5            For the avoidance of any doubt, the Fee and the Options (subject to their terms) and the aforementioned Expenses constitute the full and final consideration for your appointment, and you shall not be entitled to any additional consideration, of any form, for your appointment and service.

2.              The term of your appointment as a non-employee, director of the Company shall be for one year or until the next Meeting of Stockholders and shall be renewable on a yearly basis by vote of the shareholders or appointment by the board.

3.              You will undertake such travelling as may reasonably be necessary for the performance of your duties, including travelling for board meetings and site visits if required.

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4.               You will undertake such duties and powers relating to the Company and any subsidiaries or associated companies (the “Group”) as the Board may from time to time reasonably request. The Board as a whole is collectively responsible for promoting the success of the Company by directing and supervising the Company’s affairs, inter alia, as follows:

4.1             Providing entrepreneurial leadership of the Group within a framework of prudent and effective controls which enable risk to be assessed and managed; and

4.2             Setting the Group’s strategic aims, ensures that the necessary financial and human resources are in place for the Group to meet its objectives and reviews of management performance; and

4.3             Setting the Group’s values and standards and ensure that its obligations to its shareholders and others are understood and met.

4.3.1	Managing conflicts of interest that may arise in board meetings; and

4.3.2	Ensuring that all board members are acting in the best interests of all shareholders.

5.	Confidential Information.

5.1              You undertake to the Company that you shall maintain in strict confidentiality all trade, business, technical or other information regarding the Company, the Group, its affiliated entities and their business affairs including, without limitation, all marketing, sales, technical and business know-how, intellectual property, trade secrets, identity and requirements of customers and prospective customers, the Company’s methods of doing business and any and all other information relating to the operation of the Company (collectively, the “Confidential Information”). You shall at no time disclose any Confidential Information to any person, firm, or entity, for any purpose unless such disclosure is required in order to fulfil your responsibilities as director. You further undertake that you shall not use such Confidential Information for personal gain.

“Confidential Information” shall not include information that (i) is or becomes part of the public domain other than as a result of disclosure by You, (ii) becomes available to you on a non-confidential basis from a source other than the Company, provided that the source is not bound with respect to that information by a confidentiality agreement with the Group or is otherwise prohibited from transmitting that information by a contractual legal or other obligation, or (iii) can be proven by you to have been in your possession prior to disclosure of the information by the Company. In the event that you are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose any Confidential Information, it is agreed that you, to the extent practicable under the circumstances, will provide the Company with prompt notice of any such request or requirement so that the Company may seek an appropriate protective order or waive compliance with this paragraph 5. If a protective order or the receipt of a waiver hereunder has not been obtained, you may disclose only that portion of the Confidential Information which you are legally compelled to disclose.

5.2              Blackout Period. You understand that we have, or intend to have, a policy pursuant to which no officer, director or key executive may not engage in transactions in our stock during the period commencing the end of a fiscal quarter and ending the day after the financial information for the quarter and year have been publicly released. If you become a member of the audit committee and you have information concerning our financial results at any time, you may not engage in transactions in our securities until the information is publicly disclosed.

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6.            Term and Termination

6.1           Subject to paragraph Error! Reference source not found. hereunder, this appointment shall terminate immediately and without claim for compensation on the occurrence of any of the following events:

6.1.1       If you resign as a Director of the Company for any reason; and/or

6.1.2       If you are removed or not re-appointed as a Director of the Board of the Company at a General Meeting of shareholders of the Company in accordance with the requirements of the Business Corporation Law of the State of Nevada and/or any other applicable law or regulation (the "Law") and/or the Company's Articles of Incorporation; and/or

6.1.3       If you have been declared bankrupt or made an arrangement or composition with or for the benefit of your creditors; and/or

6.1.4       If you have been disqualified from acting as a Director (including, but not limited to, an event in which you are declared insane or become of unsound mind or become physically incapable of performing your functions as director for a period of at least sixty

(60) days; and/or

6.1.5	If an order of a court having jurisdiction over the Company requires you to resign.

6.2           Any termination of this letter of appointment shall be without payment of damages or compensation (except that you shall be entitled to any accrued Fees or Expenses properly incurred under the terms of this letter of appointment prior to the date of such termination).

7.              The Company will put directors’ and officers’ liability insurance in place within sixty

(60) days of this Agreement, if not already in place, and will use commercial reasonable efforts to maintain such insurance coverage for the full term of your appointment.

8.               On termination of this appointment, you shall return all property belonging to the Group, together with all documents, papers, disks and information, howsoever stored, relating to the Group and used by you in connection with your position with the Company.

9.               Subject to the proper performance of your obligations to the Company under this letter of appointment and any applicable law, the Company agrees that you will be free to accept other appointments, directorships and chairmanships provided that:

9.1            They do not in any way conflict with the interests of the Company or any member of the Group; and

9.2            They do not restrict you from devoting the necessary time and attention properly to services to be performed under this letter of appointment; and

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9.3            In the event that you become aware of any potential conflicts of interest, these must be disclosed to the Chairman and/or the Chief Executive Officer (the "CEO") of the Company as soon as they become apparent.

10.          The performance of individual Directors, the Chairman and the Board and its committees is evaluated annually. If, in the interim, there are any matters which cause you concern about your position, you should discuss them with the Chairman and/or the CEO as soon as is appropriate.

11.           In addition to any right pursuant to applicable law, occasions may arise when you consider that you need professional advice in the furtherance of your duties as a director. Circumstances may occur when it will be appropriate for you to seek such advice from independent advisors at the Company’s expense, to the extent provided under applicable law and subject to the prior written approval of the CEO and/or the Board.

12.            This letter refers to your appointment as a Director of the Company and your future membership on the committees of the Board.

13.            You shall ensure that you comply at all times with the Company’s inside trading policies as in effect from time to time.

14.            You shall discharge your general duties as a Director pursuant to the Company's Articles of Incorporation and applicable law.

15.            This letter of appointment shall be governed by and construed in accordance with the law of the State of Massachusetts.

Please sign the attached copy of this letter and return it to Xenetic to signify your acceptance of the terms set out above.

Sincerely yours,

XENETIC BIOSCIENCES INC.

/s/ M. Scott Maguire

Name: M. Scott Maguire

Title: Chief Executive Officer

AGREED AND ACKNOWLEDGED BY:

/s/ Edward J. Benz

Name of Director: Edward J. Benz, MD

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